Exhibit 99.1

Statement of The Timken Company

On Tuesday morning, May 4, cesium 137, a low level radioactive material commonly used in industrial gauging, was detected in a dust evacuation system at Timken’s Faircrest steel plant.

There has been no exposure to employees or to the environment as the closed loop system successfully contained the hazardous material as it is designed to do.

The Company will shut down the melting operations at the plant temporarily to begin a cleanup. The shut down will begin after a detailed assessment is completed, and is expected to last for 2-3 weeks.

Costs associated with the shutdown and cleanup are not yet known. The company has insurance coverage for such situations and its insurers have been notified.

The Timken Company notified the Ohio Department of Health (ODH) regarding the situation. The ODH sent inspectors to survey the contamination and confirmed there was no exposure to employees or to the environment. The ODH will stay involved with the cleanup process.

Safety and environmental responsibility is a way of life for everyone at The Timken Company. There are response procedures in the event that an incident such as this one occurs. In this case, these procedures worked effectively.